UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
ACCELRYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 15, 2013
Dear Stockholder:
You are cordially invited to join me at the annual meeting of stockholders of Accelrys, Inc. to be held on Thursday, May 30, 2013 at 9:00 a.m. Pacific Time at our offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. The notice of annual meeting and proxy statement accompanying this letter describe in detail the business to be conducted at the annual meeting.
In addition to the formal items of business, I will review our major developments over the past year and share with you our plans for the future. You will have the opportunity to ask questions of, and express your views to, our senior management. Members of the Board of Directors will also be present.
We will be using the “Notice and Access” method of providing proxy materials to stockholders over the Internet. This process will provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 19, 2013, we will mail to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2012 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and vote electronically over the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.
Whether or not you are able to attend the annual meeting in person, it is important that your shares are represented. Instructions as to how you can vote your shares are outlined in the proxy statement.
Thank you for your interest and participation in the affairs of Accelrys.
Sincerely,

Max Carnecchia
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, May 30, 2013
TO OUR STOCKHOLDERS:
The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held at our offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121 on Thursday, May 30, 2013 at 9:00 a.m. Pacific Time, for the following purposes, each of which is described in greater detail in the accompanying proxy statement:
1.Proposal No. 1: To elect one Class III director, Chris van Ingen, to serve until our 2016 annual meeting of stockholders and until his successor has been elected and qualified;
2.Proposal No. 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
3.Proposal No. 3: To approve on an advisory, non-binding basis the compensation of our named executive officers, as presented in this proxy statement; and
4.To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
The Board of Directors has fixed April 10, 2013 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.
Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to use the “Notice and Access” method of providing proxy materials to stockholders over the Internet. We will furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the cost of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about April 19, 2013. The Notice will explain how to access the proxy materials and vote by telephone or over the Internet.
This proxy statement and our 2012 Annual Report are available at our website at www.accelrys.com. Additionally, and in accordance with SEC rules, you may access this proxy statement at www.accelrys.com/proxymaterials, which does not have “cookies” that identify visitors to the site.
By Order of the Board of Directors,
 /s/    MICHAEL A. PIRAINO
Michael A. Piraino
Executive Vice President,
Chief Financial Officer and Secretary
San Diego, California
April 15, 2013

IMPORTANT
You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, you may vote your shares by telephone or over the Internet. If you requested a proxy card or voting instruction card by mail, you may submit your proxy by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided along with the card. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy card issued in your name from that record holder prior to the annual meeting.

i

Key Corporate Governance Initiatives	13
Nomination of Directors	14
Report of the Audit Committee of the Board	14
Stockholder Communications with the Board	15
Certain Relationships and Related Transactions	16

ii

ACCELRYS, INC.
10188 Telesis Court, Suite 100
San Diego, CA 92121
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 30, 2013
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy statement, proxy card and 2012 Annual Report (collectively, the “proxy materials”) to stockholders entitled to vote at the 2013 Annual Meeting of Stockholders, Accelrys, Inc. (“we”, “us”, “Accelrys” or the “Company”) is furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet of Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.
Why am I receiving these materials?
We are providing you with these proxy materials because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders to be held on Thursday, May 30, 2013 at 9:00 a.m. Pacific Time, at our offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. You are invited to attend the annual meeting to vote in person on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply follow the voting instructions provided in the proxy materials or Notice to indicate your vote with respect to each of the proposals described in this proxy statement.
What am I voting on?
There are three matters scheduled for a vote at the annual meeting:

•	Proposal No. 1: The election of one Class III director, Chris van Ingen, to serve until our 2016 annual meeting of stockholders and until his successor has been elected and qualified;

•	Proposal No. 2: The ratification of the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	Proposal No. 3: The approval on an advisory, non-binding basis of the compensation of our named executive officers, as presented in this proxy statement.
Each of the proposals, as well as the recommendation of the Board with respect to each of the proposals, is described in greater detail elsewhere in this proxy statement.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 10, 2013 will be entitled to notice of, and to vote at, the annual meeting. On this record date, there were 55,860,257 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record for purposes of the annual meeting?
If, on April 10, 2013, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record for purposes of the annual meeting.
What if my shares are held in an account at a brokerage firm, bank or dealer?
If, on April 10, 2013, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

How do I vote?
With respect to the election of directors, you may either vote “for” the nominee proposed by the Board or you may abstain from voting for the nominee. For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting altogether. Whether you are a stockholder of record or the beneficial owner of shares held in “street name,” the procedures for voting are fairly straightforward, as described below:
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record, there are several ways for you to vote your shares:

•
Over the Internet, by telephone or by mail. If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number available on the Internet voting site. If you request printed proxy materials, you should have received a proxy card and voting instructions with these proxy materials. Simply complete and mail the proxy card to ensure that your vote is counted. Regardless of the method you select to transmit your voting instructions, the proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions with respect to one or more proposals, your shares will be voted as recommended by the Board. You may submit your vote by telephone or over the Internet, either of which must be completed by 11:59 p.m. Eastern Time on May 29, 2013. We request that all stockholders voting by proxy return their completed proxy cards to us by no later than May 28, 2013. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•
In person at the annual meeting. You may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting and vote your shares in person, we recommend that you also submit your proxy card or voting instructions by mail or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the annual meeting.

Beneficial Owner: Shares Held in “Street Name”
If you are a beneficial owner of shares held in “street name,” you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of your broker or other nominee. However, to vote in person, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting. Please refer to the instructions from that organization included with these proxy materials if you wish to obtain a proxy.
Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?
If your shares are held in street name and you do not instruct your broker or other nominee on how to vote your shares, your broker or other nominee, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and executive compensation matters are considered non-routine matters. Consequently, without your voting instructions, your broker or other nominee cannot vote your shares on proposals relating to these matters. These unvoted shares, called “broker non-votes,” refer to: (i) shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters; and (ii) shares for which brokers do not exercise discretionary authority to vote on a particular matter. The proposal to ratify the selection of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2013 is considered a routine matter. Therefore, your broker or other nominee will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name. To the extent your broker or other nominee votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.
How are votes counted?
Votes will be counted by the inspector of elections appointed for the annual meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.
How many votes are needed to approve each proposal?
The number of votes needed to approve each proposal is as follows:

•
Proposal No. 1: The election of the director contemplated by Proposal No.1 will be decided by a plurality of votes cast. Accordingly, the director receiving the highest number of votes will be elected and abstentions and broker non-votes will have no effect on the outcome of the vote.

•
Proposal No. 2: The ratification of the selection of E&Y contemplated by Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes. This proposal is considered a routine matter and, therefore, your broker or other nominee will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

•
Proposal No. 3: The approval on an advisory, non-binding basis of the compensation of our named executive officers, as presented in this proxy statement, contemplated by Proposal No. 3 must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of April 10, 2013.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present either in person or by proxy at the annual meeting. On the record date, there were 55,860,257 shares outstanding and entitled to vote. Accordingly, 27,930,129 shares must be present either in person or by proxy at the annual meeting in order to establish a proper quorum to enable us to conduct a vote on each of the proposals at the annual meeting.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present either in person or by proxy at the annual meeting may adjourn the meeting to another date.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, then your shares are registered in more than one name or are registered in different accounts. Please follow the instructions for all Notices you receive to ensure that all of your shares are voted at the annual meeting.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, all of your shares will be voted “for” the election of the nominee for director and “for” the other proposals described in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Can I change my vote after submitting my proxy?
You can change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the annual meeting. You may revoke your proxy in one of four ways:

•	You may submit another vote by telephone or over the Internet, either of which must be completed by 11:59 p.m. Eastern Time on May 29, 2013 (your latest telephone or Internet proxy is counted)

•
You may submit another properly completed proxy card with a later date. Please note that we request that all stockholders voting by proxy return their completed proxy cards to us by no later than May 28, 2013.

•
You may send a written notice that you are revoking your proxy to our Chief Financial Officer and Secretary (Attn: Michael A. Piraino, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). To properly revoke your proxy via written notice, this notice must be received by our Chief Financial Officer and Secretary by no later than the close of business on Wednesday, May 29, 2013.

•
You may attend the annual meeting and vote in person. Bear in mind that simply attending the meeting will not, by itself, revoke your proxy. In addition, please recall that if you are a beneficial owner of shares held in “street name”

and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting.
Following the commencement of voting with respect to each proposal, you may not revoke your proxy or otherwise change your vote with respect to each such proposal.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results are expected to be announced at the annual meeting. Final voting results will be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the annual meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, stockholder proposals, including proposals for the nomination of directors, must be submitted in writing by December 20, 2013 to our Chief Financial Officer and Secretary (Attn: Michael A. Piraino, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting but not described in next year’s proxy materials, you must do so by no later than March 5, 2014.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Background
The Board presently has seven members and is divided into three classes, with each class serving a three-year term. The terms of office of the Class III directors expire in 2013 on the date of the annual meeting of stockholders. The nominee listed below, Chris van Ingen, is currently a director of the Company. The other two incumbent Class III directors, Mr. Kenneth Coleman and Mr. Ricardo Levy, have declined to stand for re-election for personal reasons not involving any disagreement relating to the Company’s operations, policies or practices. If elected at the annual meeting, Mr. van Ingen would serve until the 2016 annual meeting of stockholders and until his successor is elected and has qualified or, if sooner, until his death, resignation or removal. The terms of office of the two Class I directors expire in 2014 on the date of the annual meeting of stockholders and the terms of office of the two Class II directors expire in 2015 on the date of the annual meeting of stockholders.
Information Concerning Directors
The following tables set forth certain information regarding: (i) our current director whose term of office is expiring and who is standing for reelection; and (ii) our current directors whose terms of office extend beyond the date of the annual meeting of stockholders:
Nominee Who is Standing for Election at the Annual Meeting:

Name	Class	Age
Chris van Ingen	III	66
Chris van Ingen currently serves as our Chairman of the Board and has served as a director since July 2010. From March 2008 to June 2010, he served as a director of Symyx Technologies, Inc. (“Symyx”). He was President of the Bio-Analytical Measurement Group of Agilent Technologies, Inc., a bio-analytical and electronic measurement company, from 2001 to 2007. Prior to 2001, Mr. van Ingen was Vice President of Sales and Marketing of the Chemical Analysis Group of Hewlett Packard and Agilent Technologies. Mr. van Ingen currently serves as a director of the Bruker Corporation, a leading provider of life sciences and analytical measurement systems; a director of the Promega Corporation, a leading provider of innovative life sciences solutions; and a director of Senova Systems, Inc., a start up enterprise focused on pH measurement instrumentation.
Mr. van Ingen brings a wealth of sales and marketing experience to the Board, having held various positions with Hewlett Packard and Agilent Technologies. With over two decades of experience in leadership positions, he offers a broad understanding of the technology industry and has the skills necessary to be our Chairman. As a former director of Symyx, Mr. van Ingen brings to the Board knowledge of Symyx’s business that makes him a valuable contributor to the success of the Company.
Current Directors Whose Terms Extend Beyond the Annual Meeting:

Name	Class	Age
Jeffrey Rodek	I	59
Larry Ferguson	I	63
Max Carnecchia	II	50
Timothy Harkness	II	46
Jeffrey Rodek has served as a director since 2007. Mr. Rodek is currently a senior lecturer at the Fisher College of Business at The Ohio State University. Mr. Rodek served as a part-time general partner and senior advisor with Accretive, LLC, a private equity firm, from July 2007 to December 2009 and as the Executive Chairman of the board of directors of Hyperion Solutions Corporation, the global leader in business performance management software, from 2004 until its acquisition by Oracle Corporation in 2007. From 1999 through 2004, Mr. Rodek served as Hyperion’s Chairman and Chief Executive Officer. Prior to joining Hyperion, Mr. Rodek served as President and Chief Operating Officer of Ingram Micro, the world’s largest wholesale provider of technology solutions, products and services, and in various capacities at FedEx Corporation. Mr. Rodek also serves on the Advisory Board of Resource Interactive, a digital marketing company located in Columbus, Ohio, and is a member of the Board of Directors of PTS Physicians LLC. and BriefLogic, private software and services companies.
As the former Chairman and Chief Executive Officer of Hyperion Solutions Corporation, Mr. Rodek brings management experience, leadership capabilities, financial knowledge and business acumen to the Board. As a faculty member at the Fisher College of Business at The Ohio State University, Mr. Rodek is a recognized expert and speaker on business performance and related topics, including corporate governance and leadership, making him a highly qualified and valued contributor to the Board.
Larry Ferguson has served as a director since October 2008. Mr. Ferguson is currently President of the Ferguson Group, a private equity investment and consulting firm which provides advisory services to information technology companies, and has held such position since founding the group in 1995. From 2006 to 2008, Mr. Ferguson served as Chief Executive Officer of First Consulting Group, a publicly traded provider of information technology services and products to health and life sciences organizations that was acquired by Computer Sciences Corporation in 2008. Mr. Ferguson previously served as President of Health Systems Group of American Express Information Services, a provider of high-volume information processing and communications services, from 1986 to 1992 and as President of Health Systems Group of First Data Corp., a payment processing company, from 1992 to 1995. From 2002 to 2005, Mr. Ferguson served as Chairman of the board of directors of Daou Systems, Inc., a publicly traded provider of consulting and management services to healthcare organizations, and from 1997 to 2002, he served as a member of the board of directors of Sunquest Information Systems, a publicly traded healthcare information systems company. He is currently a member of the board of directors of Hooper Holmes, Inc., a publicly traded provider of risk assessment services for the insurance industry.
With his years of experience serving in key senior executive roles (including as chief executive officer) and as a director of several publicly traded companies, Mr. Ferguson brings to the Board critical insight into the operational requirements of a public company. In addition, his service on the boards of directors of a variety of other companies and his experience as a consultant give him a deep understanding of the challenges faced by public companies and allow him to bring a variety of viewpoints and perspectives to the deliberations of the Board.
Max Carnecchia currently serves as our President and Chief Executive Officer and has also served on the Board since June 2009. Prior to joining the Company, Mr. Carnecchia served as President of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000.
Mr. Carnecchia has demonstrated significant leadership skills as President of Interwoven and Vice President of Xoriant and SmartDB and brings more than two decades of high technology experience to his position on the Board. Mr. Carnecchia’s extensive knowledge of the industry in which we operate, as well as his unique role in the day-to-day operations of the Company as our President and Chief Executive Officer, allows him to bring to the Board a broad understanding of the operational and strategic issues facing the Company.
Timothy Harkness has served as a director since July 2010 and served as a director of Symyx from March 2008 until the completion of the merger between the Company and Symyx. Mr. Harkness has also served as the President and Chief Executive Officer of ProteinSimple, a private life sciences tools company focused on improving protein research , since June 2008. From August 2007 through December 2007, Mr. Harkness served as Chief Financial Officer and Senior Vice President of Operations of Nektar Therapeutics, a biopharmaceutical company. From July 1998 through April 2007, Mr. Harkness served as Chief Financial Officer and Senior Vice President of Operations of Molecular Devices Corporation, an international life sciences tools company. He is a member of the board of directors of Freeslate, a private high-throughput research company, and ProteinSimple.
As an experienced executive in the life science technology field, Mr. Harkness is knowledgeable of the financial and management elements of the Company’s business. Having served in management positions for private and international companies in various sectors of the technology industry, he offers a broad operational perspective and innovative thinking. As a former director of Symyx, Mr. Harkness brings to the Board knowledge of Symyx’s business that makes him a valued contributor to the success of the Company.
There are no family relationships among any of our directors. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.
Vote Required; Board Recommendation
Upon recommendation of the Governance and Nominating Committee, the Board nominated the director-nominee listed in this proxy statement, Chris van Ingen, for election at the annual meeting. The nominee for director will be elected by a plurality of “for” votes properly cast in person or by proxy by the holders of our common stock. All shares represented by the proxies will be voted “for” the election to the Board of the nominee unless authority to vote for such nominee has been withheld in the proxy. Although the nominee has consented to serve as a director if elected, and the Board has no reason to believe that such nominee will be unable to serve as a director, if the nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Board. Abstentions and broker non-votes will have no effect on the outcome of the election of the Class III director. The Board recommends that you vote all of your shares “for” the election to the Board of the nominee described in this Proposal No.  1.
PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Background
The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed us to submit the selection of E&Y as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Neither our governing documents nor any applicable laws require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.
Representatives of E&Y are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information
In connection with the audit of our financial statements for the fiscal year ended December 31, 2012, we entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.
The following table sets forth the aggregate fees billed by E&Y for the services indicated for the fiscal years ended December 31, 2012 and December 31, 2011:

	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011
Audit Fees (1)	$1,132,327	$1,171,769
Audit-Related Fees (2)	89,538	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,221,865	$1,171,769

(1)
Includes fees for: (i) the audit of our annual financial statements for the fiscal years ended December 31, 2012 and December 31, 2011 included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2012 and December 31, 2011, respectively; (ii) the review of our interim period financial statements for the fiscal years ended December 31, 2012 and December 31, 2011 included in our quarterly reports on Form 10-Q; (iii) the audit of the effectiveness of our internal control over financial reporting as of December 31, 2012 and 2011; (iv) statutory audits of certain of our foreign subsidiaries for the fiscal years ended December 31, 2012 and 2011; and (v) related services that are normally provided in connection with regulatory filings or engagements.

(2)	Audit-related fees principally include fees relating to due diligence services related to mergers and acquisitions.
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm. Under the policies and procedures, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Audit Committee has delegated the pre-approval of services to the Chairman of the Audit Committee, who is required to report each pre-approval to the full Audit Committee no later than its next meeting.
Vote Required; Board Recommendation
To be approved, this Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 2. This proposal is considered a routine matter and, therefore, your broker or other nominee will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The Board recommends a vote “for” this Proposal No. 2 to ratify the selection by the Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL NO. 3
ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
In 2011, we held our first advisory stockholder vote to approve the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also held our first advisory stockholder vote on the frequency of future advisory shareholder votes to approve the compensation of our named executive officers. In keeping with the recommendation of our Board, our stockholders expressed a preference that future advisory stockholder votes to approve the compensation of our named executive officers be held on an annual basis and, as previously disclosed, our Board determined to hold an advisory vote to approve the compensation of the named executive officers every year. Accordingly, we are again seeking input from our stockholders through this advisory vote to approve the compensation of our named executive officers as described in this proxy statement in the section titled “Compensation

Discussion and Analysis” beginning on page 16, in the compensation tables beginning on page 25 and in any related narrative discussion contained in this proxy statement.
Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Human Resources Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving the Company’s goals.
We believe that the compensation of our named executive officers for the year ended December 31, 2012 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of the Company and our stockholders.
Accordingly, we propose that our stockholders adopt the following resolution at the annual meeting of stockholders:
“RESOLVED, that the stockholders of Accelrys, Inc. hereby approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement”.
While this stockholder vote on executive compensation is merely advisory and will not be binding upon us or the Board or our Human Resources Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. Unless the Board changes its determination to hold an advisory vote to approve the compensation of the named executive officers every year, the next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2014 Annual Meeting of Stockholders.
Vote Required; Board Recommendation
The advisory, non-binding vote to approve the compensation of our named executive officers, as presented in this proxy statement and contemplated by this Proposal No. 3, must receive a “for” vote from the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect. The Board recommends a “for” vote to approve the compensation of our named executive officers as presented in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership
The following table sets forth information as of April 10, 2013 regarding the beneficial ownership of our common stock by: (i) each person known to our Board to own beneficially five percent or more of our common stock; (ii) each director of the Company; (iii) the Named Executive Officers (as defined below in the Summary Compensation Table); and (iv) all of our directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with SEC by or on behalf of the stockholders listed below. The address for all executive officers and directors is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121.
Percentage of beneficial ownership is calculated based on the 55,860,257 shares of our common stock (net of treasury shares) outstanding as of April 10, 2013 together with applicable options and restricted stock units (“RSUs”) held by such shareholders. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible into shares of our common stock within 60 days of April 10, 2013. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders
Brown Capital Management, Inc	7,962,676	(1)	14.25%
1201 N. Calvert St. Baltimore, MD 21202
RGM Capital, LLC	4,515,762	(2)	8.08%
9010 Strada Stell Court, Suite 105 Naples, FL 34109
The Vanguard Group, Inc	3,195,500	(3)	5.72%
100 Vanguard Blvd, Malvern, PA 19355
BlackRock Inc	3,301,323	(4)	5.91%
40 E 52nd Street New York, NY 10022
Named Executive Officers
Max Carnecchia	932,327	(5)	1.64%
Michael A. Piraino	205,464	(6)	*
Leif Pedersen	—		—%
Mollie Hunter	66,231	(7)	*
Mathew Hahn, Ph.D.	523,937	(8)	*
Directors
Chris van Ingen	13,208	(9)	*
Kenneth L. Coleman	42,000	(10)	*
Timothy Harkness	13,208	(11)	*
Ricardo B. Levy	70,000	(12)	*
Jeffrey Rodek	36,000	(13)	*
Larry Ferguson	27,000	(14)	*
Max Carnecchia	932,327	(5)	1.64%
All current executive officers and directors as a group (13 persons)	2,136,518	(15)	3.72%

*	Less than one percent.

(1)
Brown Capital Management, Inc. (“Brown”) has sole voting power with respect to 4,239,065 shares and sole dispositive power with respect to all shares, which includes 3,084,410 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company managed by Brown Capital Management, LLC (“Brown Company Fund”), with respect to which Brown Company Fund has sole voting power. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Brown on February 14, 2013 with respect to holdings of Company common stock as of December 31, 2012.

(2)
RGM Capital, LLC (“RGM Capital”) has shared voting and dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by RGM Capital on February 12, 2013 with respect to holdings of Company common stock as of December 31, 2012.

(3)
The Vanguard Group, Inc. (“Vanguard”), an investment adviser, reported having sole voting power with respect to 94, 902 shares of the Company’s common stock as of December 31, 2012 and having sole dispositive and shared dispositive power with respect to 3,104,898 and 90,602 shares, respectively, of the Company’s common stock as of December 31, 2012. Vanguard also reported that Vanguard Fiduciary Trust Company, its wholly owned subsidiary, is the beneficial owner of 90,602 shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., its wholly owned subsidiary, is the beneficial owner of 4,300 shares as a result of its serving as investment manager of Australian investment offerings. The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Vanguard on February 22, 2013 with respect to holdings of Company common stock.

(4)
BlackRock Inc. (“BlackRock”) has sole voting and dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock on February 8, 2013 with respect to holdings of Company common stock as of December 31, 2012.

(5)
Represents 31,328 shares of common stock held of record by Mr. Carnecchia, options to purchase 899,999 shares of common stock that are exercisable within 60 days of April 10, 2013 and 1,000 shares to be purchased on May 31, 2013 through our 2005 Employee Stock Purchase Plan (the “2005 ESPP”).

(6)	Represents 36,924 shares of common stock held of record by Mr. Piraino and options to purchase168,540 shares of common stock that are exercisable within 60 days of April 10, 2013.

(7)	Represents 14,774 shares of common stock held of record by Ms. Hunter and options to purchase 51,457 shares of common stock that are exercisable within 60 days of April 10, 2013.

(8)	Represents 230,292 shares of common stock held of record by Dr. Hahn and options to purchase 293,645 shares of common stock that are exercisable within 60 days of April 10, 2013.

(9)	Represents 13,208 shares of common stock held of record by Mr. van Ingen.

(10)	Represents 22,000 shares of common stock held of record by Mr. Coleman and options to purchase 20,000 shares of common stock that are exercisable within 60 days of April 10, 2013.

(11)	Represents 13,208 shares of common stock held of record by Mr. Harkness.

(12)	Represents 30, 000 shares of common stock held of record by Mr. Levy and options to purchase 40,000 shares of common stock that are exercisable within 60 days of April 10, 2013.

(13)	Represents 36,000 shares of common stock held of record by Mr. Rodek.

(14)	Represents 27,000 shares of common stock held of record by Mr. Ferguson.

(15)
Represents 516,359 shares of common stock held of record by our current executive officers and directors, options to purchase 1,618,829 shares of common stock that are exercisable within 60 days of April 10, 2013, and 1,330 shares to be purchased on May 31, 2013 through the Accelrys Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a)  of the Exchange Act (“Section 16(a)”) requires our directors, executive officers and beneficial owners of more than 10% of any class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and certain written representations that no other reports were required during fiscal year 2012, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% beneficial owners were complied with.
BOARD MATTERS AND CORPORATE GOVERNANCE
Information Regarding the Board and Its Committees
The Board met six times during fiscal year 2012. Each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held during the period for which he was a director or committee member, respectively.

The Board has three committees: the Audit Committee, the Human Resources Committee and the Governance and Nominating Committee. The following table provides meeting information for fiscal year 2012 and current membership for each of the committees of the Board:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Chris van Ingen	X
Kenneth L. Coleman	X
Timothy Harkness	X	**			X
Ricardo B. Levy			X		X
Jeffrey Rodek			X		X	*
Larry Ferguson			X	*

Total meetings in fiscal year 2012	4		5		4

*	Committee Chairperson

**	Audit Committee Financial Expert and Committee Chairperson
Below is a description of each committee of the Board. The Board has determined that each member of each committee is “independent” within the meaning of the applicable listing standards of the NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC rules and regulations, and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee bears direct responsibility for the appointment and termination, compensation and oversight of the work of our independent registered public accounting firm, who reports directly to the Audit Committee. The committee also reviews and discusses with our management and independent registered public accounting firm the financial statements and disclosures in our quarterly financial press releases and SEC filings. Committee members periodically meet separately with our management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, in a confidential manner.
As of April 10, 2013, the members of the Audit Committee are Timothy Harkness, Chris van Ingen and Kenneth L. Coleman. Mr. Harkness serves as chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.
The Audit Committee charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.
Human Resources Committee
Pursuant to its charter, the Human Resources Committee administers our executive compensation program and is responsible for establishing, implementing and monitoring adherence to our philosophy with respect to executive compensation. In addition, the Human Resources Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including the Named Executive Officers. In connection with performing their duties, the members of the Human Resources Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.
As of April 10, 2013, the members of the Human Resources Committee are Larry Ferguson, Ricardo B. Levy and Jeffrey Rodek. Mr. Ferguson serves as chairman of the Human Resources Committee.
Additionally, the Board has appointed a secondary committee which has the authority to approve awards to our non-executive officers. Mr. Ferguson is the sole member of the secondary committee.

The Human Resources Committee charter can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.
Governance and Nominating Committee
The Governance and Nominating Committee makes recommendations to the Board regarding candidates for election to the Board, as well as the composition and size of the Board and its committees and qualifications for membership. In connection with performing their duties, the members of the Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, committee structure and membership, director compensation and chief executive officer succession planning.

As of April 10, 2013, the members of the Governance and Nominating Committee are Timothy Harkness, Ricardo B. Levy and Jeffrey Rodek. Mr.  Rodek serves as chairman of the Governance and Nominating Committee.
The Governance and Nominating Committee has adopted a charter that can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com, under “Company Leadership—Corporate Governance”.
Board Leadership Structure
We have, and since April 2004 have had, an independent Chairman (currently Chris van Ingen) separate from our chief executive officer. The Board believes it is important to have an independent director in a board leadership position at all times. Our Chairman provides independent leadership of the Board and enables non-management directors to raise issues and concerns for consideration by the Board without immediately involving management. Our Chairman also serves as a liaison between the Board and our senior management. The Board has determined that this structure is the most appropriate structure for the Company at this time.
Board’s Role in Risk Management
The Board is responsible for oversight of risks facing the Company, while our management is responsible for day-to-day management of risk. The Board, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of the Board, which oversee risks inherent in their respective areas of responsibility, reporting to the Board regularly and involving the Board in their performance of risk oversight, as necessary. For example, the Audit Committee oversees our financial exposure and financial reporting related risks and the Human Resources Committee oversees risks related to our compensation programs and practices. The Board, as a whole, directly oversees our strategic and business risk, including product development risk. We believe the Board’s leadership structure supports its role in risk oversight, with our President and Chief Executive Officer and our Chief Financial Officer responsible for assessing and managing risks facing the Company day-to-day and our Chairman and other members of the Board providing oversight of such risk management.
Director Compensation
Effective July 25, 2012 we changed the compensation paid to our non-employee directors, whereby we increased the annual retainers and eliminated payment of fees for up to six board meetings per year.
For the fiscal year 2012, we paid our Chairman an annual retainer of $63,579, calculated based on an annual retainer of $60,000 prorated for the period from January 1, 2012 through July 24, 2012 and $70,000 prorated for the period from July 25, 2012 through December 31, 2012. Each non-employee director received an annual retainer of $33,634, calculated based on an annual retainer of $30,000 prorated for the period from January 1, 2012 through July 24, 2012 and $40,000 prorated for the period from July 25, 2012 through December 31, 2012.
In addition, the Audit Committee chairman received an annual retainer of $15,137, calculated based on an annual retainer of $20,000 prorated for the period from January 1, 2012 through July 24, 2012 and $10,000 prorated for the period from July 25, 2012 through December 31, 2012.
The chairmen of the Human Resources Committee and the Governance and Nominating Committee each received an annual retainer of $8,661, calculated based on an annual retainer of $10,000 prorated for the period from January 1, 2012 through July 24, 2012 and $7,500 prorated for the period from July 25, 2012 through December 31, 2012.
Our non-employee directors also received $1,500 for each board and committee meeting they attended for the period from January 1, 2012 through July 24, 2012 and $1,500 for each committee meeting they attended for the period from July 25, 2012 through December 31, 2012. Finally, our non-employee directors were reimbursed for all reasonable travel-related expenses for attendance at meetings of the Board and its committees.

In addition to cash compensation, during fiscal year 2012, Mr. van Ingen, Mr. Coleman, Mr. Levy, Mr. Rodek, Mr. Ferguson and Mr. Harkness were each granted 9,727 RSUs on August 24, 2012, which vest in full upon the first anniversary of the date of grant.
The RSUs granted to our non-employee directors prior to August 24, 2012 vest quarterly over three years and receipt of the common stock underlying the RSUs is deferred until the earlier of the three-year anniversary of the grant of the RSUs or such time as the director ceases providing services to the Company.
The following table provides information concerning the compensation of our non-employee directors for fiscal year 2012. Directors who are employees of the Company receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Chris van Ingen	$75,579	$74,995	$150,574
Kenneth L. Coleman	49,552	74,995	124,547
Timothy Harkness	63,249	74,995	138,244
Ricardo B. Levy	53,821	74,995	128,816
Jeffrey Rodek	56,487	74,995	131,482
Larry Ferguson	55,888	74,995	130,883
Bruce Pasternack (2)	5,127	—	5,127
Christopher J. Steffen (3)	31,263	—	31,263

(1)
The amounts shown under the “Stock Awards” column are equal to the aggregate grant date fair value of RSUs granted to each director during fiscal year 2012 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding the effect of any estimated forfeitures. As of December 31, 2012, the aggregate number of RSUs outstanding for each director was as follows: Mr. van Ingen, 20,227; Mr. Coleman, 18,727; Mr. Harkness, 20,227; Mr. Levy, 18,727; Mr. Rodek, 18,727 and Mr. Ferguson, 18,727. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)
For personal reasons not involving disagreement relating to the Company's operations, policies or practices, Mr. Pasternack resigned from the Board on February 2, 2012. As a result, the information set forth in this table represents compensation through February 2, 2012.

(3)
For personal reasons not involving any disagreement relating to the Company’s operations, policies or practices, Mr. Christopher J. Steffen declined to stand for re-election at the 2012 annual meeting of our stockholders. As a result, the information set forth in this table represents compensation through June 21, 2012, the date of the 2012 annual meeting of our stockholders.

Our non-employee directors did not receive any option grants during fiscal year 2012. As of December 31, 2012, the aggregate number of stock options outstanding for each director was as follows: Mr. van Ingen, 0; Mr. Coleman, 20,000; Mr. Harkness, 0; Mr. Levy, 44,757; Mr. Rodek, 0 and Mr. Ferguson, 0.
Key Corporate Governance Initiatives
We are committed to continuously improving our corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of our corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Board:
Independent Directors. All of the members of our Board, other than Max Carnecchia, meet the independence standards of the SEC and NASDAQ, and only one of our directors, Max Carnecchia, is employed by us. Moreover, our independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Board has established the position of Chairman of the Board, currently held by Chris van Ingen, an independent director. The Chairman of the Board presides at Board meetings and acts as a liaison between management and directors.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the “About Accelrys” section of our corporate website located at www.accelrys.com , under “Company Leadership—Corporate Governance”.

Nomination of Directors
As mentioned above, the Governance and Nominating Committee is charged with making recommendations to the Board regarding qualified candidates to serve as directors. The committee’s goal is to assemble a board of directors with the skills and characteristics that, taken as a whole, will assure a strong board of directors with experience and expertise in all aspects of corporate governance. Accordingly, the Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	the appropriate size of the Board;

•	our needs with respect to the particular talents and experience of its members; and

•
the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other Board members.

In addition to the foregoing criteria, the Governance and Nominating Committee considers diversity of age, sex, race and ethnicity in determining the composition and size of the Board, as such factors are believed to foster the effective functioning of the Board and to promote the interests of the Company and its stockholders. The Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities to the Company and its stockholders.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it deems to be in our best interests and those of our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of an “independent director” under NASDAQ listing standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.
The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Board with that of obtaining a new perspective. The Governance and Nominating Committee annually reviews the performance of the Board, its committees and each director. If any member of the Board does not wish to continue in service, the Governance and Nominating Committee’s policy is to require the Board member to submit a written resignation. In such event or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.
We do not have a formal policy concerning stockholder recommendations of director candidates to the Governance and Nominating Committee. The absence of such a policy does not mean that such recommendations will not be considered. However, when considering director candidates recommended by our stockholders of record, the Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, because a candidate was recommended by a stockholder. To date, we have not received any recommendations from stockholders, including recommendations from a stockholder that beneficially owns more than five percent of our common stock, requesting that the Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement. Stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.
Report of the Audit Committee of the Board
The Audit Committee of the Board is comprised solely of independent directors, as defined by the listing standards of NASDAQ. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in

Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Audit Committee has furnished the following report:
The purpose of the Audit Committee is to oversee Accelrys’ financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
The Audit Committee met on four occasions during fiscal year 2012. The Audit Committee met privately in executive session with E&Y as a part of each regularly scheduled meeting.
The Audit Committee has reviewed and discussed Accelrys’ audited consolidated financial statements for fiscal year 2012 with management and E&Y. Management is responsible for the: (i) preparation, presentation and integrity of Accelrys’ financial statements; (ii) accounting and financial reporting principles; (iii) establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act); (iv) establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act); (v) evaluating the effectiveness of disclosure controls and procedures, (vi) evaluating the effectiveness of internal control over financial reporting; and (vii) evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. E&Y is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”), as well as expressing an opinion on the effectiveness of internal control over financial reporting.
The Audit Committee reviewed and accepted E&Y’s Report of Independent Registered Public Accounting Firm included in Accelrys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012 related to its audit of the consolidated financial statements and financial statement schedule and their Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting related to the effectiveness of internal control over financial reporting.
The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements”. In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with E&Y their firm’s independence.
Based on its review of the consolidated financial statements and discussions with and representations from management and E&Y referred to above, the Audit Committee approved the audited financial statements for inclusion in Accelrys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.
Submitted by the Audit Committee:

Timothy Harkness, Chairman
Kenneth L. Coleman
Chris van Ingen
This foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.
Stockholder Communications with the Board
Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We currently believe that these informal efforts to receive and respond to stockholder communications to the Board have proven effective in obviating the need for any formal process.
Per our policy, members of the Board are invited to attend annual meetings of our stockholders. All of our directors attended our 2012 annual meeting of stockholders.

Certain Relationships and Related Transactions
Transactions with Related Persons. Other than as disclosed in the Summary Compensation Table below, we have not entered into any transactions with related persons since the beginning of fiscal year 2012 and we are not currently considering any proposed transactions with related persons.
Review, Approval or Ratification of Transactions with Related Persons. In January 2007, the Board adopted a written related persons transaction policy (the “Policy”). Pursuant to the Policy, each of our officers and directors is required to report to the Board any transaction which he or she believes may be a related person transaction and must obtain the approval of the Board prior to entering into such transaction. For purposes of the Policy, a related person transaction is any transaction in which: (i) we are a participant; (ii) the amount involved exceeds $120,000; and (iii) the officer or director has a direct or indirect material interest. Other than the Policy, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Company Highlights
The Company's results on behalf of its stockholders during fiscal year 2012 were as follows:

•	our revenues for fiscal year 2012 increased $18.2 million to $162.5 million from $144.3 million for the year ended December 31, 2011, or an increase of 12.6%; and

•
we completed two acquisitions furthering our strategy of expanding our product and related service offerings designed to optimize the research and development value chain and complement our current software offerings. The web-based Hit Explorer Operating System (HEOS) software platform from Scynexis, Inc., a proven software-as-a-service workspace that accelerates and streamlines collaborative drug discovery, brought a cloud-based offering that complements our chemiformatics suite, enabling more efficient and streamlined drug delivery collaborations, particularly with organizations leveraging contract research organizations and other groups for externalized R&D projects. Aegis Analytical Corp. further expands our portfolio into downstream operations with new solutions for enterprise manufacturing process intelligence.

As described in greater detail below, in line with the stated objectives of our compensation practices, we generally structured and administered our compensation program for 2012 to remain competitive in our markets and to reward corporate and individual achievements relative to our goals and objectives. As a result, we:

•	increased base salaries by an average of approximately 3%;

•
maintained a cash-based incentive plan designed to provide incentives relating to the achievement of key corporate performance targets, such as order intake and non-GAAP operating income, as well as specific individual performance targets, ultimately awarding payments ranging from 98% to 100% of the target incentive amounts for eligible executives; and

•
issued awards pursuant to our long-term equity incentive program in the form of stock options (which have a ten-year term and vest 25% after one year and in equal monthly installments over the three years thereafter) and RSUs (which vest in equal annual installments over three years), each of which was weighted approximately 50% in the total long-term grant value mix, and in each case consistent with the award practices of our Compensation Peer Group (as defined below) for similar roles and responsibilities, while taking into account individual contributions and current equity holdings of our executives.

Role of the Human Resources Committee
Pursuant to its charter, our Human Resources Committee administers our executive compensation program and has responsibility for establishing, implementing and monitoring adherence to our philosophy with respect to executive compensation. The Human Resources Committee seeks to ensure that the total compensation paid to the executive officers and members of the Board is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers (as defined in the “Summary Compensation Table”) are similar to those provided to all other executive officers of the Company.

The Human Resources Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our executive officers) and reviews and approves all compensation decisions relating to our non-independent directors and executive officers, including the Named Executive Officers. The Human Resources Committee works with management and our Compensation Consultant (as defined below) to align our compensation structure with our organizational goals and market standards relevant to the Company.
The Human Resources Committee's membership is determined by the Board. The Human Resources Committee's Chairman is Larry Ferguson. The remaining Human Resources Committee members are Jeffrey Rodek and Ricardo B. Levy. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect.
The Human Resources Committee operates pursuant to a charter approved by the Human Resources Committee and the Board. The Human Resources Committee charter can be found in the “About Accelrys” section of our corporate website at www.accelrys.com, under “Company Leadership-Corporate Governance”.
Compensation Objective and Philosophy
In June 2012, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with over 98% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs after the meeting, we were mindful of the strong support our stockholders expressed for our compensation philosophy and retained our general approach to executive compensation as outlined herein.
The objective of our compensation program is to provide total compensation packages that will enable us to:

•	attract, motivate and retain outstanding employees, including the Named Executive Officers;

•	align the financial interests of our employees, including the Named Executive Officers, with the interests of our stockholders;

•	provide incentives for superior corporate and individual Named Executive Officer performance; and

•	encourage each Named Executive Officer to have a stake in our long-term performance and success.
To achieve this objective, our Human Resources Committee has designed a compensation philosophy that seeks to combine “fixed” forms of compensation, such as base salaries and certain other benefits, with “at-risk” forms of compensation, such as performance-based cash bonuses and long-term equity incentive awards. In particular, the Human Resources Committee believes that paying “fixed” forms of compensation that are competitive relative to our Compensation Peer Group helps to ensure that we maintain our ability to attract, motivate and retain individuals of superior ability and managerial talent in key positions. Likewise, similar to our peers, the Human Resources Committee believes that awarding “at-risk” forms of compensation helps to further align our employees' interests with those of our stockholders by providing incentives for superior performance relative to established goals, while also encouraging employees to value our long-term performance. Thus, our compensation program allows us to reward short-term achievement of objectives and to foster long-term participation in our success.
We utilize four basic categories of compensation, including:

•	base salaries set at levels designed to attract and retain qualified executives based on their levels of experience relevant to our business;

•	performance-based cash bonuses meant to reward achievement of certain key financial and operational goals;

•	long-term equity incentive awards, which vest over time, intended to encourage sustained loyalty and performance and to foster in each executive a sense of ownership and shared purpose; and

•	specific additional benefit programs that the Human Resources Committee has determined to be widely offered within the Compensation Peer Group.
To date, the Human Resources Committee has not established any formal policy or target for the relative balance of “fixed” and “at-risk” compensation. However, in light of the importance of uniting the concepts of individual performance with our corporate performance and success, a significant percentage of the total compensation for our executive officers is generally allocated to “at-risk” forms of compensation, such as performance-based cash bonuses, which reward achievement of our fiscal year objectives, and long-term equity incentive awards, which reward increasing our value over the long-term. In general, the Human Resources Committee targets all components of compensation at the median of the Compensation Peer Group and believes that the total compensation program represents an appropriate balance of incentives and compensation approaches and does not encourage our executives to take excessive risks in their management of our business.

Process for Setting Executive Compensation
The Human Resources Committee understands that the Company competes with many companies for executive-level talent. Accordingly, the Human Resources Committee strives to implement compensation packages for our executive officers that are competitive with the total compensation paid to similarly situated executives of the companies comprising what we refer to as our “Compensation Peer Group”. The companies within the Compensation Peer Group that the Human Resources Committee considers when implementing compensation packages are evaluated annually for appropriateness of comparison and may vary depending on the nature of the executive role being considered. The Compensation Peer Group for 2012 (set forth below) consisted of 24 selected companies in the software industry, as defined by Standard & Poor's. Pay data for this group was analyzed by Frederic W. Cook & Co., Inc., our independent compensation consultant (the “Compensation Consultant”) using each company's recent public filings. This group was chosen by reference to revenue, headcount, profit and loss and market capitalization within ranges believed by the Human Resources Committee to be companies we compete with in terms of talent and which reflect some of our growth targets. This Compensation Peer Group was used, when available, for all executive officers, including our Named Executive Officers. The Compensation Peer Group included 24 companies, which ranged from $100 million to $365 million in annual revenues, 261 to 1600 employees, a loss of $4 million to a profit of $72 million and $204 million to $839 million in market capitalization. The following is a list of the 24 Companies comprising our Compensation Peer Group for 2012:

Actuate American Software Bottomline Tech Deltek Ebix Envestnet Epiq Systems eResearch Tech	Guidance Software Interactive Intelligence Keynote Systems Medidata Solutions Monotype Imaging Netscout Systems OPNET Tech PROS Holdings	Responsys SeaChange Intl Synacor Synchronoss Tech Tangoe TechTarget VASCO Data Sec Intl Websense
In addition to comparing compensation levels relative to the Compensation Peer Group, the Human Resources Committee refers to the practices of other similarly situated companies within the high-technology sector or to the practices of companies similar to the Company in terms of size, location, operations and other attributes. Such information is from the Radford High Technology Survey, which provides information on typical executive compensation levels by company revenue size. Accelrys' revenue, headcount and market capitalization approximates the median of the survey companies to which the Human Resources Committee referred.
Ultimately, the Human Resources Committee makes all compensation decisions for our executive officers. However, pursuant to its charter, the Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in fulfilling its duties. In accordance with this authority, the Human Resources Committee consulted with the Compensation Consultant to advise it on matters related to the compensation and benefits of our Chief Executive Officer and other executives. The Compensation Consultant was engaged by, reported to and received compensation approved by the Human Resources Committee (rather than the Company itself). In addition, from time to time, the Human Resources Committee may solicit the input of our President and Chief Executive Officer, Max Carnecchia, our Senior Vice President of Human Resources, Judith Ohrn Hicks, and other Board members with respect to executive compensation matters.
Executive Compensation Components
The following discussion further describes the components and mix of compensation we pay to our executive officers, as well as how we generally determine the amount of each component. It also explains how each component of compensation fits into our overall compensation objectives and affects decisions regarding other components of compensation. This discussion and analysis should be read together with the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” (and the related narrative disclosure for each such table) that appear directly following this Compensation Discussion and Analysis.
As referenced above, for the year ended December 31, 2012, the principal components of compensation for our executive officers were:

•	base salary;

•	performance-based cash bonuses;

•	long-term equity incentive awards; and

•	certain other benefits.

Each of these components is described in greater detail below.
Base Salary
We provide our executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. During its review of base salaries for executive officers for the year ended December 31, 2012, the Human Resources Committee primarily considered:

•	Compensation Peer Group market data provided by our Compensation Consultant, along with data published by independent third-party sources;

•	the results of its own internal review and appraisal of the executive's compensation, both individually and relative to our other executive officers; and

•	the individual performance and scope of responsibility of the executive.
Base salary levels are considered annually as part of our performance review process, as well as upon a promotion or other material change in job responsibility. Changes in base salary levels may be merit-based or circumstance-based as determined to be appropriate by the Human Resources Committee. In reviewing individual executive performance, the Human Resources Committee considers factors including functional role expertise, leadership skills, business and financial acumen, ability to drive results and the executive's overall performance in his or her position. For 2012, the Human Resources Committee determined that base salaries should be increased by an average of approximately 3% from 2011 levels, consistent with market trends and practices. In reviewing base salaries, the Human Resources Committee generally strived to maintain base salaries at the median percentile of equivalent positions within the Compensation Peer Group, in alignment with the Human Resources Committee's targets for executive base salaries.
Performance-Based Cash Incentive Compensation
Our Management Incentive Plan (the “Management Incentive Plan”) is one of the key components of the “at-risk” compensation we offer to our executives. The Management Incentive Plan allows each executive officer to earn up to 100% of his or her target incentive amount based upon actual achievement as compared to certain specified corporate performance targets set by the Human Resources Committee. In addition, each executive officer may earn up to an additional 100% of his or her target incentive amount based upon exceeding these performance targets. In setting the corporate performance targets, the Human Resources Committee's goal is to set targets which are challenging, reflect the business conditions within our markets and are consistent with achieving our short- and long-term goals. By so doing, the Human Resources Committee believes we can leverage this compensation element to align the personal performance objectives of the executive officers with the Company's annual performance objectives. The Management Incentive Plan also allows the Human Resources Committee to exercise discretion over various elements of the Management Incentive Plan, including the amounts of the awards ultimately earned thereunder. Accordingly, the Human Resources Committee reserves the right to modify individual incentive targets, specified corporate performance targets and payment levels -in each case, upwards or downwards -in order to ensure that participants receive the appropriate rewards based on individual and company performance, as well as prevailing market conditions.
On February 29, 2012, the Human Resources Committee approved our Management Incentive Plan for the 2012 calendar year (the “2012 MIP”). In so doing, the Human Resources Committee selected the specific group of employees eligible to participate in the 2012 MIP, established the specific corporate performance targets and set target bonus percentages for each participant. We included the 2012 MIP as an exhibit to our Current Report on Form 8-K filed with the SEC on March 6, 2012. Pursuant to the 2012 MIP, Mr. Carnecchia was eligible to earn 100% of his base salary, Mr. Piraino, Dr. Hahn and Mr. Pedersen were eligible to earn 50% of their respective base salaries, and Ms. Hunter was eligible to earn 80% of her base salary.
The 2012 MIP took into account both corporate and individual performance components. The corporate performance component consisted of two separate metrics -non-GAAP operating income (on which 40% of each bonus, other than Ms. Hunter's, would be based, and with respect to Ms. Hunter, on which 15% would be based) and order intake targets (on which 40% of each bonus, other than Ms. Hunter's, would be based, and with respect to Ms. Hunter, on which 70% would be based)- which collectively comprised 80% of the total target bonus. The individual performance component, which consisted of individual performance objectives, comprised 20% of the total target bonus or (15% with respect to Ms. Hunter). In making its determination with respect to the achievement of performance objectives, our Human Resources Committee considers the Chief Executive Officer's recommendations with respect to the performance of his direct reports against their individual performance objectives. With respect to all other executive officers, achievement of performance objectives was determined by our Chief Executive Officer and payment was awarded upon approval by the Human Resources Committee. Following the end of fiscal year 2012, the Human Resources Committee assessed our performance against the two corporate performance components and determined that we had achieved 99.5% of our internal orders and exceeded our operating income targets.

Accordingly, the Human Resources Committee awarded Mr. Carnecchia, Mr. Piraino, Dr. Hahn, Mr. Pedersen and Ms. Hunter overall bonus payments equaling 100%, 98%, 98%, 98% and 98%, respectively of the amounts which could be earned at target. The foregoing bonus percentages represent a significant increase relative to the bonus payments under the Management Incentive Plan for the 2011 calendar year, which were equal to 62.1% of the target incentive amounts under such plan for such period for each of Mr. Carnecchia, Mr. Piraino and Dr. Hahn, and 75% for Ms. Hunter. Mr. Pedersen joined the Company effective October 1, 2012 and as such he was not a participant in the Management Incentive Plan for the 2011 calendar year and his bonus for the 2012 calendar year was prorated for the period from October 1, 2012 through December 31, 2012.
On February 20, 2013, the Human Resources Committee met to implement a Management Incentive Plan for fiscal year 2013 (the “2013 MIP”). In so doing, the Human Resources Committee selected the specific group of employees eligible to participate in the 2013 MIP, established the specific corporate performance targets and set target bonus percentages for each participant. Pursuant to the 2013 MIP, Mr. Carnecchia is eligible to earn 100% of his base salary at target, Mr. Piraino, Dr. Hahn and Mr. Pedersen are eligible to earn 50% of their respective base salaries at target, and Ms. Hunter is eligible to earn 80% of her base salary at target.
Long-Term Equity Incentive Compensation
Our long-term equity incentive compensation program is another key component of our “at-risk” compensation package. However, whereas other components such as performance-based cash compensation ultimately tie individual success to predefined corporate performance targets, the value of our long-term incentive compensation program is even more directly related to the value we create for our stockholders via appreciating stock prices. Under the long-term equity incentive compensation program, grants of equity-based awards are made to the Named Executive Officers and other eligible employees upon commencement of employment with the Company, promotion to a new role and/or annually thereafter following our earnings release for the first quarter of each fiscal year and based upon eligibility and performance criteria upon completion of our annual prior-year performance review process.
For 2012, our regular annual long-term incentive program consisted of a combination of stock options and time-vested RSUs, each of which was weighted approximately 50% in the total long-term grant value mix. Stock options have a ten-year term and vest 25% after one year and in equal monthly installments thereafter over three years. RSUs vest in equal annual installments over three years.
When making equity award decisions, the Human Resources Committee considers market data relating to the Compensation Peer Group, the grant size, the forms of long-term equity compensation available to it under existing plans, the status of awards granted in previous years, our performance and the value of an executive's specific position to the Company and individual performance criteria.
During the year ended December 31, 2012, the Human Resources Committee referred to relevant market data relating to the Compensation Peer Group and, in consultation with the Compensation Consultant, determined an appropriate percentage of the Company's market capitalization to be utilized in connection with awarding annual grants to our executives and other continuing employees. From this percentage, the Human Resources Committee, by factoring in the anticipated value of awards, derived the proper number of shares of common stock to be reserved for our annual equity incentive grants. Finally, based on relevant market data and input from the Compensation Consultant, the Human Resources Committee calculated the relative sizes of equity awards to be made to eligible recipients.
As a result of the approach described above, the Human Resources Committee determined that approximately 1.9% of our market capitalization would be utilized in connection with the annual long-term incentive compensation program for the year ended December 31, 2012, resulting in approximately 2,284,127 shares of common stock being reserved for the 2012 annual equity incentive award pool. Such award pool fell substantially at the median of 1.89% and well below the 75th percentile of 3.13% of the market capitalization utilized by the Compensation Peer Group in connection with their respective annual long-term incentive compensation. With input from the Compensation Consultant's recommendations, the Human Resources Committee decided to award approximately 45% of this available annual equity incentive award pool to our executive officers. In determining the relative size of each annual grant to individual executive officers, the Human Resources Committee considers each executive's existing equity ownership level and equity stake in the Company.
During the year ended December 31, 2012, the Human Resources Committee reviewed the Compensation Consultant's analysis of Compensation Peer Group data, together with individual performance reviews provided by our Chief Executive Officer, and conducted a review of our Chief Executive Officer's performance. As a result, the Human Resources Committee awarded Mr. Carnecchia an option to purchase 150,000 shares of our common stock and RSUs representing the right to acquire 60,000 shares of our common stock. The Human Resources Committee further awarded each of Mr. Piraino, Dr. Hahn and Ms. Hunter options to purchase 62,500 shares of our common stock and RSUs representing the right to acquire 25,000 shares of our common stock. In connection with his hiring, the Human Resources Committee awarded Mr. Pedersen options to purchase 100,000 shares of our common stock and RSUs representing the right to acquire 50,000 shares of our common stock. All long-

term equity incentive compensation awards made during 2012 were granted pursuant to the Company's 2011 Stock Incentive Plan (the “2011 Stock Plan”).
In seeking approval of the 2011 Stock Plan, the Company committed not to grant shares subject to stock options, SARs or other stock awards at an average annual rate greater than 7.26% of the number of shares of our common stock that we believe will be outstanding over the three-year period ending December 31, 2013, calculating full value awards as equivalent to 2.5 shares. Accordingly, during 2012 the Company granted a total of 1,839,714 options to acquire its common stock and 865,537 RSUs, representing 7.17% of its outstanding common stock as of December 31, 2012.
Other Benefits
We provide the Named Executive Officers and other employees with benefits that the Human Resources Committee believes are consistent with its objectives and philosophy set forth above. A description of these benefits, which the Human Resources Committee periodically reviews and adjusts as deemed necessary, is set forth below.
Employee Stock Purchase Plan. In order to encourage ownership of our common stock and to align our employees' interests with those of our stockholders, all employees are eligible to participate in the 2005 ESPP. However, none of our employees may be granted an opportunity to purchase stock under the 2005 ESPP if, as of immediately after the grant, he or she would own stock representing 5% or more of the total combined voting power or value of all classes of our capital stock. The 2005 ESPP permits participants to purchase shares of our common stock through payroll deductions of up to 10% of their total annual compensation resulting in the purchase of up to 1,000 shares of our common stock in any given six-month period. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each purchase period. The price of stock purchased under the 2005 ESPP is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period and, if they elect to do so, they are paid their accumulated payroll deductions to date, without interest. Participation in the 2005 ESPP ends automatically upon termination of employment with the Company, at which time we refund to the employee accumulated payroll deductions, without interest, through the date of such termination.
Retirement Benefits. All of our employees in the U.S. are eligible to participate in our 401(k) Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including the Named Executive Officers, are permitted to contribute an amount up to the limit prescribed by the IRS to the Savings Plan on a before-tax basis. We match 50% of the first 8% of pay that is contributed to the Savings Plan by each participant each year. Our matching contributions vest over a three-year period and an employee forfeits any unvested dollar amounts in the event of his or her termination of employment prior to the completion of the applicable vesting period. Once an employee completes three years of service with the Company, all matching contributions, including those made by us following such three-year period, are fully vested.
Life and Long-Term Disability Insurance. All of the Named Executive Officers and other executive officers in the U.S. are enrolled in our group life and disability insurance plans. All executive participants are entitled to a benefit under the group life insurance plan equal to five times their respective annual base salary in effect on the date of death, up to a maximum benefit of $1 million. The long-term disability plan provides a monthly benefit to executive officers in the event of disability in an amount equal to 60% of the participant's annual base salary, up to a maximum monthly amount of $15,000.
Tax and Accounting Implications
As part of its role in developing and overseeing our compensation programs, the Human Resources Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), which generally provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to the Named Executive Officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The Human Resources Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Human Resources Committee will balance the costs and burdens involved in such compliance against the value to the Company and our stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.
In granting awards pursuant to the long-term equity incentive compensation program, the Human Resources Committee considers the effect of ASC Topic 718, which requires companies to estimate and record as an expense the fair value of stock-based awards on the date of grant using an option-pricing model. When determining the appropriate form of incentive award (e.g., stock options, restricted stock, RSUs or SARs), the Human Resources Committee's goal is to weigh the cost of these grants with their potential benefits as a compensation tool. In part due to the adoption of ASC Topic 718 and the resulting compensation expense associated with the granting of stock-based awards (as discussed above), the Human Resources Committee awarded RSUs and stock options to our Named Executive Officers during the year ended December 31, 2012.
Hedging Prohibition
As part of our insider trading policy, our executives and directors are prohibited from short selling and buying or selling puts and calls on our securities, and from engaging in hedging, forward sale and other similar derivative transactions of our securities on an exchange or in any other organized trading market.
Executive Employment Agreements
We have employment agreements with certain of our executive officers, including certain Named Executive Officers, which provide those executives with certain severance benefits. These arrangements are intended to attract and retain qualified executives and include restrictive covenants in favor of the Company in exchange for the severance benefits that we believe provide us with significant value in prohibiting our executives from competing against us, using our confidential information and hiring our best talent if they wish to leave our employment. The agreements also provide for severance payments to be made after a change of control of the Company.
The provisions of these agreements related to severance and change of control were based on relevant market data from, and extensive consultation with, our Compensation Consultant. We believe that not providing these agreements may put us at a competitive disadvantage in our ability to attract and retain qualified executives and to limit both the ability of our competitors to hire away our best talent and the ability of our former employees to compete against us.
For a detailed description of our employment agreements with our executive officers, see the section entitled “Executive Compensation - Potential Payments Upon Termination of Employment or Change of Control”.
Risk Assessment
Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our executive officers taking actions that may conflict with the long-term interests of the Company. The Human Resources Committee has reviewed and discussed the structure of our executive compensation programs to assess whether any aspect of the programs could potentially be expected to provide an incentive to our executive officers to take any unnecessary or inappropriate risks that could threaten our operating results or financial condition or impact long-term stockholder value. The Human Resources Committee considered the findings of the assessment, which was conducted internally, and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage our executives to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Human Resources Committee of the Board
The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Human Resources Committee:
Larry Ferguson, Chairman
Ricardo B. Levy
Jeffrey Rodek
The foregoing Human Resources Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference.
Human Resources Committee Interlocks and Insider Participation
During fiscal year 2012, the Human Resources Committee consisted of Messrs. Ferguson, Levy and Rodek. None of these directors has at any time been an officer of the Company or any of its subsidiaries. During fiscal year 2012, no interlocking relationship existed between the Board or the Human Resources Committee and the board of directors, human resources committee or compensation committee, as appropriate, of any other entity.

Executive Officers
The following table and text set forth certain information concerning our current executive officers.

Name	Age	Position
Max Carnecchia	50	President and Chief Executive Officer
Michael A. Piraino	59	Executive Vice President and Chief Financial Officer
Mathew Hahn, Ph.D.	52	Senior Vice President and Chief Technology Officer
Anil Thakur	49	Senior Vice President, Software Development
Judith Ohrn Hicks	49	Senior Vice President, Human Resources
Mollie Hunter	54	Senior Vice President, Global Sales & Services
Leif Pedersen	49	Senior Vice President of Marketing, Product Management and Corporate Development
Max Carnecchia has served as our President and Chief Executive Officer and as a member of the Board since June 2009. Prior to joining Accelrys, Mr. Carnecchia served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Inc., Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000.
Michael A. Piraino has served as our Executive Vice President and Chief Financial Officer since July 2010. He previously served as our Senior Vice President and Chief Financial Officer from January 2010 to July 2010. Prior to joining Accelrys, from May 2008 to June 2009, he served as Chief Financial Officer of M2 Technology Partners, LLC, a private investment company focused on domestic and international acquisitions of software and services businesses owned by Accel-KKR, a technology-focused private equity investment firm. From April 2003 to May 2008, he was Executive Vice President and Chief Financial Officer of Epicor Software Corporation, a leading global provider of enterprise business software solutions for midmarket-sized companies.
Mathew Hahn, Ph.D., has served as our Senior Vice President and Chief Technology Officer since July 2010. Prior to that, he served as our Senior Vice President of Research and Development from 2009 to 2010, our Vice President of Research and Development, from 2008 to 2009, our Vice President of Platform Strategy and Technologies from 2006 to 2008, and our Vice President, Chief Science Officer from 2005 to 2006. From 2004 to 2005, Dr. Hahn served as Vice President, General Manager of SciTegic, Inc., a wholly owned subsidiary of Accelrys that Dr. Hahn co-founded in 1999 and we acquired in 2005. Prior to founding SciTegic, Inc., Dr. Hahn served as Director of Development at Accelrys from 1989 to 1999.
Anil Thakur has served as our Senior Vice President of Software Development since July 2010. Prior to the Merger, Mr. Thakur was Senior Vice President of Product Development of Symyx’s software division, having joined Symyx in 2008. Prior to joining Symyx, he was employed at Oracle Corporation between 1996 and 2008, most recently holding the position of Vice President of Server Technology, where he led the strategy, design, development and launch of the Software Configuration Manager, as well as Vice President of Service Engineering and Director of Oracle Outsourcing.
Judith Ohrn Hicks has served as our Senior Vice President, Human Resources since March 2012. She previously served as our Vice President, Human Resources since 1999. Mrs. Ohrn Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with the specialty retail division of General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly traded software company that was acquired by Programmer’s Paradise, Inc., a publicly traded company, in June 1996.
Mollie Hunter has served as our Senior Vice President, Global Sales & Services since January 2012. She previously served as our Vice President, Worldwide Presales & Professional Services from October 2010 to December 2011. Prior to joining Accelrys, Ms. Hunter was a Partner at Eventus Strategies, LLC, a strategic business consulting firm focused on business plan and sales strategy development and internal systems and operational support, from March 2008 to August 2011. From October 2006 to June 2007, she served as Chief Operating Officer of New Momentum, LLC, a provider of enterprise brand intelligence solutions, where she assisted in the development of the market strategy for a new product concept, managed development resources and prepared and presented the market strategy to investors and potential partners. From September 1997 to June 2005, Ms. Hunter held positions of increasing responsibility with Epicor Software Corporation, a leading global provider of enterprise business software solutions for midmarket-sized companies, most recently holding the positions of Senior Vice President of the manufacturing business unit and Vice President of Product Marketing.

Leif Pedersen has served as our Senior Vice President of Marketing, Product Management and Corporate Development since October 2012. Prior to joining Accelrys, from May 2007 to September 2012, Mr. Pedersen served as Vice President of Siemens AG, a global electronics and electrical engineering company, with global responsibility for driving company growth within the automotive, pharmaceutical, aerospace, consumer packaged goods, food and beverage, chemicals and other industries. From November 2005 to April 2007, he served as Vice President of UGS Corporation, a product lifecycle management software company, prior to its acquisition by Siemens AG, where he was responsible for managing business strategies within eight industry verticals and was part of a team that successfully grew UGS Corporation into a leading global product lifecycle management software solutions company. From March 1986 to October 2005, Mr. Pedersen held executive leadership positions with Vignette Corp., Novell Inc., Computer Associates and Oracle Corporation.
There are no family relationships among any of our executive officers. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our executive officers.

Summary Compensation Table
The following summary compensation table sets forth certain information concerning cash and non-cash compensation earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (including our former Executive Vice President of Sales, Marketing and Services and former Executive Vice President of Corporate Development and Strategy) (collectively, the “Named Executive Officers”). Unless otherwise noted, the information set forth in the table below for the fiscal year ended December 31, 2010 is for the nine-month Transition Period from April 1, 2010 to December 31, 2010.

Name and Principal Position	Year Ended (1)	Salary	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Compensation (3)	All Other Compensation		Total
Max Carnecchia	December 31, 2012	$429,450	$—	$482,400	$525,840	$433,465	$10,673	(4)	$1,881,828
President and Chief Executive Officer	December 31, 2011	415,000	—	281,600	307,540	260,652	221,231	(5)	1,486,023
	December 31, 2010	300,000	—	275,600	310,550	215,870	49,477	(6)	1,151,497
	March 31, 2010	318,205	—	—	2,283,200	314,179	52,363	(7)	2,967,947

Michael A. Piraino	December 31, 2012	315,952	—	201,000	219,100	155,471	11,542	(8)	903,065
Executive Vice President and Chief Financial Officer	December 31, 2011	306,750	—	161,920	176,836	95,883	5,346	(9)	746,735
	December 31, 2010	225,000	5,000	137,800	155,275	91,323	17,135	(10)	631,533
	March 31, 2010	72,885	—	346,200	347,650	43,315	710	(11)	810,760

Leif Pedersen (12)	December 31, 2012	71,250	—	447,500	383,350	34,993	530	(13)	937,623
Senior Vice President of Marketing, Product Management and Corporate Development	December 31, 2011	—	—	—	—	—	—		—
	December 31, 2010	—	—	—	—	—	—		—
	March 31, 2010	—	—	—	—	—	—		—

Mollie Hunter (14)	December 31, 2012	250,000	—	201,000	219,100	195,750	48,516	(15)	914,366
Senior Vice President, Global Sales & Services	December 31, 2011	—	—	—	—	—	—		—
	December 31, 2010	—	—	—	—	—	—		—
	March 31, 2010	—	—	—	—	—	—		—

Mathew Hahn, Ph.D.	December 31, 2012	294,889	—	201,000	219,100	145,933	13,085	(16)	874,007
Senior Vice President and Chief Technology Officer	December 31, 2011	286,300	—	119,680	130,705	89,491	12,388	(17)	638,564
	December 31, 2010	205,000	5,000	68,900	124,220	82,260	8,576	(18)	493,956
	March 31, 2010	242,667	—	122,200	306,120	120,363	9,854	(19)	801,204

(1)
On July 1, 2010, Symyx became a wholly owned subsidiary of the Company upon completion of the merger of Alto Merger Sub, Inc., a wholly owned subsidiary of the Company, with and into Symyx (the “Merger”). Partially as a result of the Merger, on August 3, 2010, the Board approved the change of our fiscal year-end from March 31 to December 31 to coincide with the end of the calendar year. The fiscal year-end change was effective December 31, 2010 and resulted in a nine-month reporting period from April 1, 2010 to December 31, 2010 (the “Transition Period”). As a result, we filed with the SEC our Transition Report on Form 10-K for the Transition Period. Likewise, in accordance with SEC rules, in our proxy statement for our 2011 annual meeting of stockholders we reported information relating to our compensation levels, programs and practices for the Transition Period only, as opposed to the 12-month period ended December 31, 2010. Consistent with the foregoing, the compensation information for the year ended December 31, 2010 contained herein relates to and covers only the nine-month Transition Period, as opposed to an entire 12-month period.

(2)
The amounts shown under the “Stock Awards” and “Option Awards” columns are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)	The amounts shown under the “Non-Equity Incentive Compensation” column represent annual management incentive bonuses earned in each respective fiscal year and in the Transition Period.

(4)
Represents a matching contribution of $8,500 under the Savings Plan and group term life insurance premiums of $1,720, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Mr. Carnecchia.

(5)
Represents relocation related benefits of $144,892 paid pursuant to Mr. Carnecchia’s employment agreement, a tax gross up of $65,926, a matching contribution of $8,250 under the Savings Plan and group term life insurance premiums of $1,710, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Mr. Carnecchia.

(6)
Represents relocation related benefits of $29,196 paid pursuant to Mr. Carnecchia’s employment agreement, a tax gross up of $10,985, a matching contribution of $7,833 under the Savings Plan and group term life insurance premiums of $1,463 paid on behalf of Mr. Carnecchia.

(7)
Represents relocation related benefits of $33,900 paid pursuant to Mr. Carnecchia’s employment agreement, a tax gross up of $16,734, a matching contribution of $417 under the Savings Plan and group term life insurance premiums of $1,312 paid on behalf of Mr. Carnecchia.

(8)
Represents a matching contribution of $6,177 under the Savings Plan and group term life insurance premiums of $4,912, long-term disability premiums of $288, short-term disability premiums of $165 paid on behalf of Mr. Piraino.

(9)
Represents relocation related benefits of $163 paid pursuant to Mr. Piraino’s employment agreement and group term life insurance premiums of $4,730, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Mr. Piraino.

(10)
Represents relocation related benefits of $10,505 paid pursuant to Mr. Piraino’s employment agreement, a tax gross up of $3,727 and group term life insurance premiums of $2,903 paid on behalf of Mr. Piraino.

(11)	Represents group term life insurance premiums of $710 paid on behalf of Mr. Piraino.

(12)
Mr. Pedersen joined the Company effective October 1, 2012 as Senior Vice President of Marketing, Product Management and Corporate Development. As a result, the information set forth in this table represents information for the period from October 1, 2012 through December 31, 2012. Pursuant to his employment agreement, on October 1, 2012, Mr. Pedersen received equity incentive awards in the form of 50,000 shares of restricted stock and options to purchase 100,000 shares, having an aggregate fair market value on the date of grant of $447,500 and $383,350, respectively, to encourage his long-term retention.

(13)	Represents group term life insurance premiums of $417, long-term disability premiums of $72 and short-term disability premiums of $41 paid on behalf of Mr. Pedersen.

(14)	Ms. Hunter became an Executive Officer effective January 1, 2012. As a result, the information set forth in this table represents information for fiscal year 2012 only.

(15)
Represents a housing allowance of $23,760 paid pursuant to Ms. Hunter's employment agreement, a tax gross up of $11,738, a matching contribution of $10,000 under the Savings Plan and group term life insurance premiums of $2,565, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Ms. Hunter.

(16)
Represents a matching contribution of $10,000 under the Savings Plan and group term life insurance premiums of $2,632, long-term disability premiums of $288 and short-term disability premiums of $165 paid on behalf of Dr. Hahn.

(17)
Represents a matching contribution of $9,800 under the Savings Plan and group term life insurance premiums of $2,475, long-term disability premiums of $72 and short-term disability premiums of $41paid on behalf of Dr. Hahn.

(18)	Represents a matching contribution of $7,200 under the Savings Plan and group term life insurance premiums of $1,376 paid on behalf of Dr. Hahn.

(19)	Represents a matching contribution of $8,770 under the Savings Plan and group term life insurance premiums of $1,084 paid on behalf of Dr. Hahn.

Grants of Plan-Based Awards
The following table sets forth information regarding plan-based awards granted by us during the year ended December 31, 2012 to each of the Named Executive Officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number Of Shares Of Stock or Units (2)	All Other Option Awards: Number Of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock And Option Awards (5)
Name		Target	Maximum
Max Carnecchia	—	$432,600	$865,200	—	—	—	—
	7/26/2012	—	—	—	150,000	$8.04	$525,840
	7/26/2012	—	—	60,000	—	—	482,400
Michael A. Piraino	—	159,135	318,270	—	—	—
	7/26/2012	—	—	—	62,500	8.04	219,100
	7/26/2012	—	—	25,000	—	—	201,000
Leif Pedersen	—	35,625	70,000
	10/1/2012	—	—	—	100,000	8.95	383,350
	10/1/2012	—	—	50,000	—	—	447,500
Mollie Hunter	—	200,000	400,000	—	—	—	—
	7/26/2012	—	—	—	62,500	8.04	219,100
	7/26/2012	—	—	25,000	—	—	201,000
Mathew Hahn, Ph.D.	—	148,526	297,052
	7/26/2012	—	—	—	62,500	8.04	219,100
	7/26/2012	—	—	25,000	—	—	201,000

(1)
Mr. Carnecchia, Mr. Piraino, Mr. Pedersen, Ms. Hunter and Dr. Hahn were participants in the 2012 MIP and were eligible to receive cash bonuses based on the achievement of certain corporate performance goals, as described in the “Compensation Discussion and Analysis” section of this proxy statement. The target payments under the 2012 MIP were based on achieving the targeted level of performance and ranged from 97.7% to 100.2% of the annual base salary for each participating officer. Per Mr. Pedersen's employment agreement, his 2012 MIP was not to exceed $70,000.

(2)	The RSUs vest in equal annual installments over the three-year period commencing on the date of grant.

(3)
One-quarter of the stock options granted vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter so that the stock option will be fully vested on the fourth anniversary of the date of grant.

(4)	In accordance with the terms of our stock plans, the exercise price of stock options awarded is the closing price of our common stock on the NASDAQ Global Market on the date of grant.

(5)
The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table
For a narrative discussion of the Summary Compensation Table and the Grants of Plan-Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during the year ended December 31, 2012 with the Named Executive Officers, including annual base salaries during the year ended December 31, 2012. For a description of the payments and benefits that would be provided to the Named Executive Officers in connection with a termination of their employment or a change of control, see the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.
Named Executive Officers
Max Carnecchia
In June 2009, we entered into an employment agreement with Max Carnecchia, our current President and Chief Executive Officer. Mr. Carnecchia’s annual base salary is $432,600 and, pursuant to the terms of the employment agreement, is subject to annual review by the Human Resources Committee. He is also eligible to participate in the 2012 MIP with a targeted bonus of 100% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Carnecchia is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.
Michael A. Piraino
In January 2010, we entered into an employment agreement with Michael A. Piraino, our Executive Vice President and Chief Financial Officer. Mr. Piraino’s annual base salary is $318,270 and, pursuant to the terms of the employment agreement, is subject to annual review by the Human Resources Committee. He is also eligible to participate in the 2012 MIP with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees. Mr. Piraino is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”.
Leif Pedersen
On August 21, 2012, we entered into a letter agreement with Mr. Pedersen, our Senior Vice President of Marketing, Product Management and Corporate Development. Mr. Pedersen's annual salary is $285,000. Pursuant to the terms of his offer letter, Mr. Pederson is entitled to receive up to $150,000 in relocation related benefits, which are expected to be paid in fiscal year 2013. He is also eligible to participate in the 2012 MIP with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees.

Mollie Hunter
On September 15, 2010, we entered into a letter agreement with Ms. Hunter, our Senior Vice President, Global Sales & Services. Ms. Hunter's annual salary is $250,000. Pursuant to the terms of the letter agreement, Ms. Hunter is entitled to receive up to $3,000 per month for business living expenses. She is also eligible to participate in the 2012 MIP with a targeted bonus of 80% of her base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees.
Mathew A. Hahn, Ph.D.
In September 2004, we entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive certain severance payments and benefits in the event that his employment is terminated by us without cause or by him for good reason, as discussed under the section entitled “Executive Compensation—Potential Payments Upon Termination of Employment or Change of Control”. In June 2009, Dr. Hahn was promoted to Senior Vice President of Research and Development, and in July 2010 he was promoted to Senior Vice President and Chief Technology Officer. Dr. Hahn’s annual base salary is $297,052 and, pursuant to the terms of his employment agreement, is subject to annual review by the Human Resources Committee. Dr. Hahn is also eligible to participate in the 2012 MIP with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives, and is entitled to medical, dental and disability coverage and the Savings Plan, life insurance and other benefit eligibility comparable to that provided to our other salaried employees.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of December 31, 2012. Each equity grant is shown separately for each Named Executive Officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Stock Units That Have Not Vested		Market Value of Stock Units that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Max Carnecchia	700,000	100,000	(3)	$5.38	6/15/2019	—		—	—	—
	58,333	41,667	(4)	6.89	8/3/2020	—		—	—	—
	33,333	66,667	(5)	7.04	8/3/2021	—		—	—	—
	—	150,000	(6)	8.04	7/26/2022
	—	—		—	—	13,333	(7)	$120,664	—	—
	—	—		—	—	26,666	(8)	241,327	—	—
						60,000	(9)	543,000
Michael A. Piraino	91,145	33,855	(10)	5.77	1/5/2020	—		—	—	—
	29,166	20,834	(4)	6.89	8/3/2020	—		—	—	—
	19,166	38,334	(5)	7.04	8/3/2021	—		—	—	—
	—	62,500	(6)	8.04	7/26/2022				—	—
						20,000	(11)	181,000
	—	—		—	—	6,666	(7)	60,327	—	—
	—	—		—	—	15,333	(8)	138,764
						25,000	(9)	226,250
Leif Pedersen	—	100,000	(12)	8.95	10/1/2022	—		—	—	—
	—	—		—	—	50,000	(13)	452,500	—	—

Mollie Hunter	20,833	19,167	(14)	7.27	11/1/2020	—		—	—	—
	8,333	16,667	(5)	7.04	8/3/2021	—		—	—	—
	10,000	30,000	(15)	6.72	12/30/2021	—		—	—	—
	—	62,500	(6)	8.04	7/26/2022	—		—	—	—
						5,000	(16)	45,250
						6,666	(7)	60,327
						20,000	(17)	181,000
						25,000	(9)	226,250
Mathew Hahn, Ph.D.	50,000	—		5.65	9/27/2014
	25,000	—		7.09	6/20/2016
	75,000	—		6.82	5/19/2018
	85,416	14,584	(18)	6.11	7/30/2019	—		—	—	—
	23,333	16,667	(4)	6.89	8/3/2020	—		—	—	—
	14,166	28,334	(5)	7.04	8/3/2021				—	—
	—	62,500	(6)	8.04	7/26/2022
						3,333	(7)	30,164
						11,333	(8)	102,564
						25,000	(9)	226,250

(1)	One-quarter of the stock options vest upon the first anniversary of the date of grant and 1/48th of the options vest monthly thereafter as set forth below.

(2)	The market value of the RSUs that have not vested is based on the closing price of our common stock on the NASDAQ Global Market on December 31, 2012 ($9.05 per share).

(3)	The unexercisable shares relating to the option award vest in equal monthly installments and will be fully vested on June 15, 2013.

(4)	The unexercisable shares relating to the option award vest in equal monthly installments and will be fully vested on August 3, 2014.

(5)	The unexercisable shares relating to the option award vest in equal monthly installments and will be fully vested on August 3, 2015.

(6)	One-quarter of the stock options vest on July 26, 2013 and 1/48th of the options vest monthly thereafter and will be fully vested on July 26, 2016.

(7)	The unvested RSUs vest on August 3, 2013.

(8)	The unvested RSUs vest in equal annual installments on August 3, 2013 and August 3, 2014.

(9)	The unvested RSUs vest in equal annual installments on July 26, 2013, July 26, 2014 and July 26, 2015.

(10)	The unexercisable shares relating to the option award vest in equal monthly installments and will be fully vested on January 5, 2014.

(11)	The unvested RSUs vested on January 5, 2013.

(12)	One-quarter of the stock options vest on October 1, 2013 and 1/48th of the options vest monthly thereafter and will be fully vested on October 1, 2016.

(13)	The unvested RSUs vest in equal annual installments on October 1, 2013, October 1, 2014 and October 1 2015.

(14)	The unexercisable shares relating to the option award vest in equal monthly installments and will be fully vested on November 1, 2014.

(15)	The unexercisable shares relating to the option award vest in equal monthly installments and will be fully vested on December 30, 2015.

(16)	The unvested RSUs vest on November 1, 2013.

(17)	The unvested RSUs vest in equal annual installments on December 30, 2013 and December 30, 2014.

(18)	The unexercisable shares relating to the option award vest in equal monthly installments and will be fully vested on July 30, 2013.
Option Exercises and Stock Vested
The following table sets forth information for the Named Executive Officers for the year ended December 31, 2012 regarding exercises of stock options and vesting of restricted stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Max Carnecchia	—	—	26,667	(1)	$208,003	(2)
Michael A. Piraino	—	—	20,000	(3)	135,200	(4)
	—	—	14,334	(5)	111,805	(2)
Leif Pedersen	—	—	—		—
Mollie Hunter	—	—	5,000	(6)	46,100	(7)
	—	—	3,334	(8)	26,005	(2)
			10,000	(9)	90,500	(10)
Mathew Hahn, Ph.D.	—	—	6,666	(11)	53,995	(12)
	—	—	9,000	(13)	70,200	(2)

(1)	Includes 9,782 shares tendered to us for payment of payroll tax obligations.

(2)
The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on August 3, 2012, the date of vesting of the restricted stock awards ($7.80 per share).

(3)	Includes 8,162 shares tendered to us for payment of payroll tax obligations.

(4)
The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on January 5, 2012, the date of vesting of the restricted stock awards ($6.76 per share).

(5)	Includes 5,259 shares tendered to us for payment of payroll tax obligations.

(6)	Includes 1,834 shares tendered to us for payment of payroll tax obligations.

(7)
The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on November 1, 2012, the date of vesting of the restricted stock awards ($9.22 per share).

(8)	Includes 1,223 shares tendered to us for payment of payroll tax obligations.

(9)	Includes 3,668 shares tendered to us for payment of payroll tax obligations.

(10)
The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on December 30, 2012, the date of vesting of the restricted stock awards ($9.05 per share).

(11)	Includes 2,446 shares tendered to us for payment of payroll tax obligations.

(12)
The value realized on vesting was calculated based on the closing stock price of our common stock on the NASDAQ Global Market on July 30, 2012, the date of vesting of the restricted stock awards ($8.10 per share).

(13)	Includes 3,302 shares tendered to us for payment of payroll tax obligations.

Potential Payments Upon Termination of Employment or Change of Control
The payments and benefits the Named Executive Officers are entitled to receive in the event of termination of employment or change of control are set forth in their respective employment agreements or other arrangements, as applicable, the relevant terms of which are more fully described below.
Employment Agreements with Certain Executive Officers
Pursuant to the terms of the employment agreements with Max Carnecchia and Michael A. Piraino we may terminate each such employment agreement upon advance notice as specified in each agreement. Such notice may be given to the applicable executive commencing 12 months after execution of such executive’s employment agreement. However, even during the term of each employment agreement, each executive’s employment with us will be at-will, meaning that either the Company or such executive may terminate the employment relationship at any time. If an executive’s employment with us is terminated by us during the term without Cause (as defined below) or by the executive for Good Reason (as defined below), such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of: (i) an amount equal to such executive’s then-current base salary, payable in equal monthly installments over 12 months following the date of termination; (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Management Incentive Plan for the then-current fiscal year, payable as a lump sum; (iii) an amount equal to such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of 12 months following the date of termination; and (iv) in some cases, reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to 12 months following the date of termination. However, the employment agreement for Mr. Piraino does not provide for the payments referenced in clause (ii) of the preceding sentence.
In addition, if any of the above executives’ employment with us is terminated by us without Cause or by the executive for Good Reason within the period commencing two months prior to, and extending to eighteen months following, the occurrence of a Change of Control (as defined below) which takes place during the term of the applicable employment agreement, each such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits generally consisting of: (i) an amount equal to twice the amount of such executive’s then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (ii) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the Management Incentive Plan for the then-current fiscal year, payable as a lump sum; (iii) an amount equal to twice the amount of such executive’s then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination; and (iv) in some cases, reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to one year following the date of termination. However, the employment agreement for Mr. Piraino: (a) with respect to clause (ii) of the preceding sentence, does not provide for the pro-rated incentive bonuses; and (b) with respect to clause (iii) of the preceding sentence, provides for a payment in an amount equal to the amount of Mr. Piraino's then-current target bonus amount under the Management Incentive Plan, payable in equal monthly installments over a period of one year following the date of termination.
Mr. Carnecchia’s employment agreement also provides that upon any such termination, all equity awards held by him will accelerate and all accelerated stock options will be exercisable during the earlier of one year following the date of termination or the original expiration date of the stock option.
The timing of severance payments and benefits under any such executive’s employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. Mr. Carnecchia’s employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as

“excess parachute payments” within the meaning of Section 280G of the Code (“Section 280G”). We have not entered into employment agreements containing such provisions with any other executives subsequent to the execution of Mr. Carnecchia’s employment agreement in June 2009.
In September 2004, we entered into an employment agreement with Dr. Hahn, which was amended in August 2005 and September 2006. As amended, the agreement entitles Dr. Hahn to receive severance payments in the amount of $125,000 in the event his employment is terminated by us without Cause or by him for Good Reason.
In August 2012, we entered into a letter agreement with Mr. Pederson, pursuant to which he is entitled to receive an amount equal to his then-current base salary, payable in equal monthly installments over six months following the date of termination in the event his employment is terminated by us without Cause.
The foregoing benefits under the above referenced employment agreements (collectively, the “Employment Agreements”) are conditioned upon the executive’s execution of a separation and release agreement and release of all claims. For purposes of the above referenced Employment Agreements, and as used in the table below, the terms “Cause”, “Good Reason” and “Change of Control” have the following meanings:
Cause. As defined more completely in the Employment Agreements, “Cause” generally means the executive’s: (i) failure to faithfully and professionally carry out his duties or to comply with the material terms of his employment agreement; (ii) dishonesty or other willful misconduct, if such conduct is intended to or likely to materially injure our business; and (iii) conviction of certain crimes, whether or not relating to the executive’s employment. For purposes of Mr. Pederson's letter agreement, “Cause” also includes the failure to establish the executive's principal residence in the San Diego area.
Good Reason. As defined more completely in the Employment Agreements, “Good Reason” generally means: (i) the Company’s (a) breach of any of the material terms of the employment agreement or (b) relocation of its office at which the executive is principally employed to a location which is more than 50 miles from both the executive’s residence and our offices and requiring the executive to commute to such location without the executive’s consent; (ii) a material diminution in the executive’s title, duties or responsibilities or conditions of his/her employment; or (iii) a reduction of more than 10% in the executive’s annual base salary then in effect without the executive’s consent (other than such a reduction applicable generally to other senior executives). Under the terms of Mr. Johnson’s employment agreement, “Good Reason” generally means: (i) there is a material breach of our material obligations under the agreement; or (ii) the executive’s base salary is reduced by more than 10%.
As it relates to a Change of Control in each Employment Agreement, “Good Reason” also means a reduction in the executive’s target bonus. For the avoidance of doubt, other than in the event of termination without Cause or resignation for Good Reason under a Change of Control, an executive’s bonus target percentage may be modified by the Board or a duly appointed committee thereof at any time at the Board’s or such committee’s sole discretion.
Change of Control. As defined more completely in the Employment Agreements, “Change of Control” generally means the occurrence of any of the following events: (i) any person or group (within the meaning of Section 13(d) or 14(d), as applicable, of the Exchange Act), subject to certain exceptions specified in the Employment Agreements (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the voting power of our then outstanding securities (“Company Voting Securities”); (ii) the consummation of a share exchange or a merger or consolidation of the Company, where the Persons who were the beneficial owners of Company Voting Securities outstanding immediately prior to such transaction do not beneficially own more than 50% of the voting securities of the Company or the Acquiring Company (as defined in the applicable employment agreements) immediately after such transaction; (iii) a sale or other disposition of all or substantially all of our assets; or (iv) such time as the Continuing Directors (as defined in the applicable Employment Agreements) do not constitute at least a majority of the Board (or, if applicable, of the board of directors of a successor to the Company).
The table below estimates the amount of compensation to be provided to each of the Named Executive Officers in the event of termination of such executive’s employment. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a change of control had the termination occurred on December 31, 2012. The actual amounts can only be determined at the time of such executive’s separation from the Company and may, as described elsewhere in this proxy statement, be subject in certain circumstances to adjustment as a result of the operation of features the Employment Agreements.
In the table below, the assumed payouts for the accelerated vesting of RSUs upon a change of control were calculated by multiplying $9.05, which was the closing price of our common stock on the NASDAQ Global Market as of December 31, 2012, by the number of shares of common stock underlying RSUs that would have vested if the change of control had occurred on December 31, 2012. The assumed payouts for the accelerated vesting of stock options was calculated by taking the difference between the exercise price of the stock option and $9.05 and multiplying that by the number of stock options which would become vested if the change of control had occurred on December 31, 2012. There are no amounts reported in the table below for the accelerated vesting of stock options with an exercise price greater than $9.05 per share on December 31, 2012, as the Named Executive Officer would receive no benefit for the accelerated vesting of those options. These assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive.
These payments are dependent on both a change of control and a termination of employment under circumstances specified in the Employment Agreements. In addition, our various equity compensation plans pursuant to which the Named Executive Officers obtained equity awards generally contain provisions which accelerate the vesting of the equity awards in connection with termination of employment pursuant to a change of control. These provisions apply to all recipients of equity awards under these plans. As a result, the equity awards granted to the Named Executive Officers may accelerate under such circumstances regardless of the existence of separate Employment Agreements.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation for Good Reason (1)		Change of Control Termination Without Cause or Resignation for Good Reason*
Max Carnecchia	Base Salary	$432,600	(2)	$865,200	(3)
	Management Incentive Compensation	432,600	(4)	865,200	(5)
	Equity Plans	—		1,647,492	(6)
	Health Benefits	12,000	(7)	12,000	(7)
Michael A. Piraino	Base Salary	318,270	(2)	636,540	(3)
	Management Incentive Compensation	159,135	(4)	159,135	(4)
	Equity Plans	—		902,563	(8)
	Health Benefits	12,000	(7)	12,000	(7)
Leif Pedersen	Base Salary	142,500	(9)	142,500	(9)
	Management Incentive Compensation	—		—
	Equity Plans	—		462,500	(10)
	Health Benefits	—		—
Mollie Hunter	Base Salary	—		—
	Management Incentive Compensation	—		—
	Equity Plans	—		713,470	(11)
	Health Benefits	—		—
Mathew Hahn, Ph.D.	Base Salary	125,000	(12)	125,000	(12)
	Management Incentive Compensation	—		—
	Equity Plans	—		557,931	(13)
	Health Benefits	—		—

(1)	If the executive’s employment is terminated due to disability, the benefits due to the executive are equivalent to the benefits due upon termination of executive's employment without cause.

(2)	Amount represents 100% of the executive’s base salary in effect at December 31, 2012.

(3)	Amount represents twice the amount of the executive’s base salary in effect at December 31, 2012.

(4)	Amount represents the executive’s annual target incentive compensation.

(5)	Amount represents twice the executive’s annual target incentive compensation.

(6)	Amount represents accelerated vesting of 358,334 unvested in-the-money stock options as of December 31, 2012 and 99,999 unvested RSUs.

(7)	Amount represents estimated payments for continued health insurance coverage for 12 months.

(8)	Amount represents accelerated vesting of 155,523 unvested in-the-money stock options as of December 31, 2012 and 66,999 unvested RSUs.

(9)	Amount represents half the amount of the executive’s base salary in effect at December 31, 2012.

(10)	Amount represents accelerated vesting of 100,000 unvested in-the-money stock options as of December 31, 2012 and 50,000 unvested RSUs.

(11)	Amount represents accelerated vesting of 128,334 unvested in-the-money stock options as of December 31, 2012 and 56,666 unvested RSUs.

(12)	Pursuant to Dr. Hahn’s employment agreement, as amended, Dr. Hahn is entitled to receive $125,000 upon termination by the Company without Cause or resignation for Good Reason as discussed above.

(13)	Amount represents accelerated vesting of 122,085 unvested in-the-money stock options as of December 31, 2012 and 39,666 unvested RSUs.
Equity Compensation Plan Information
The following table sets forth certain information regarding our equity compensation plans as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of RSUs (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	6,544,966		$8.26	12,597,585
Equity compensation plans not approved by security holders (2)	1,015,552	(3)	5.79	—
Total	7,560,518			12,597,585

(1)
Securities are to be issued upon exercise of outstanding options and rights under the following Company equity plans: the 1994 Incentive Stock Plan, the 1995 Director Option Plan, as amended, the 1996 Equity Incentive Plan, the 2000 Stock Option Plan, the 2004 Stock Plan, the 2005 ESPP, the 2007 Stock Plan and the 2011 Stock Plan. In connection with the approval of the 2011 Stock Plan, the 2004 Stock Plan, the 1994 Incentive Stock Plan, the 1996 Equity Incentive Plan, the 2000 Stock Option Plan and the 2004 New Hire Equity Incentive Plan (the “2004 New Hire Plan” and, collectively with the 2004 Stock Plan, the 1994 Incentive Stock Plan, the 1996 Equity Incentive Plan and the 2000 Stock Option Plan, the “Inactive Plans”) are no longer active and have no shares available for issuance.

Prior to the approval of the 2011 Stock Plan, shares of Company common stock subject to awards under the Inactive Plans that terminated by expiration, forfeiture, cancellation or otherwise without issuance, were settled in cash in lieu of Company common stock or were exchanged for awards not involving Company common stock became available for issuance pursuant to awards issued under the 2004 Stock Plan, in each case subject to the terms and conditions thereof.

In connection with the approval of the 2011 Stock Plan: (i) all shares of Company common stock subject to awards under the Inactive Plans, plus any shares subject to awards from the 2004 Stock Plan or the 2007 Stock Plan that terminate by expiration, forfeiture, cancellation or otherwise without issuance, are settled in cash in lieu of Company common stock or are exchanged for awards not involving Company common stock, in each case at any time following May 31, 2011, become available for issuance pursuant to awards issued under the 2011 Stock Plan, in each case subject to the terms and conditions thereof; and (ii) the 2004 Stock Plan and the 2007 Stock Plan will no longer be active or have any shares available for issuance.

(2)
The 2004 New Hire Plan allowed for the grant of stock awards to newly hired employees. As a result of the approval of the 2004 Stock Plan, the 2004 New Hire Plan is no longer active. In connection with his appointment as President and Chief Executive Officer of the Company in June 2009, Mr. Carnecchia was granted an option to purchase up to 800,000 shares of Company common stock. This grant was made without stockholder approval as an inducement award pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

(3)
Also includes 13,229 outstanding options under the Symyx 2001 Nonstatutory Stock Option Plan, as amended, the IntelliChem, Inc. 2003 Stock Option Plan, as amended, assumed in connection with the IntelliChem acquisition and the Synthematix, Inc. Amended and Restated 2000 Equity Compensation Plan assumed in connection with the Synthematix acquisition by Symyx.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
In connection with the annual meeting, a number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or contact our Chief Financial Officer and Secretary (Attn: Michael A. Piraino, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California 92121, (858) 799-5000). Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ MICHAEL A. PIRAINO
Michael A. Piraino
Executive Vice President, Chief Financial Officer and Secretary
April 15, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.
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ACCELRYS, INC.
Annual Meeting of Stockholders
May 30, 2013 9:00 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Max Carnecchia and Michael A. Piraino, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCELRYS, INC. (the “Company”) that the stockholder(s) is/are entitled to vote at the 2013 Annual Meeting of Stockholders to be held at the Company’s offices located at 10188 Telesis Court, Suite 100, San Diego, CA 92121 on May 30, 2013 at 9:00 a.m. Pacific Time, and at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000143796_2     R1.0.0.11699

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ACCELRYS, INC. 10188 TELESIS COURT SUITE 100 SAN DIEGO, CA 92121

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold
The Board of Directors recommends you vote FOR the following:
		☐	☐
1.	Election of Directors
Nominee

01	Chris van Ingen

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2	To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.				☐	☐	☐
3	To approve on an advisory non-binding basis the compensation of our named executive officers, as presented in the proxy statement.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

			JOB #		SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date

0000143796_1 R1.0.0.11699	02 0000000000